Exhibit 3.6

CERTIFICATE OF AMENDMENT

TO THE

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

OPTINOSE, INC.

OptiNose, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.             The name of the Corporation is OptiNose, Inc.  The date of filing of its original Certificate of Incorporation with the Secretary of State was May 26, 2010 (the “Original Certificate”).  The Original Certificate was amended in its entirety pursuant to a Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on June 4, 2010 (the “Restated Certificate”).  The Restated Certificate was amended pursuant to a Certificate of Amendment of Restated Certificate filed with the Secretary of State of the State of Delaware on November 18, 2011 (the “First Amendment”), and a Certificate of Amendment of Restated Certificate filed with the Secretary of State of the State of Delaware on April 1, 2014 (the “Second Amendment”).  The Restated Certificate, as amended by the First Amendment and Second Amendment, was further amended in its entirety pursuant to a Second Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on July 18, 2014 (the “Second Restated Certificate”). The Second Restated Certificate was further amended in its entirety pursuant to a Third Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on March 24, 2017 (the “Third Restated Certificate”).

2.             This Amendment to the Third Restated Certificate has been duly adopted in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

3.             This Amendment to the Third Restated Certificate amends Article 4 of the Third Restated Certificate by deleting Article 4, Section 4.1 in its entirety and by substituting in lieu thereof the following:

4.1          Authorized Capital.

4.1.1       The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is 58,932,851, such shares being designated as follows: (i) 50,000,000 shares of Common Stock, par value $0.001 per share (the “Common Stock”), and (ii) 8,932,851 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).

4.1.2       Effective at the time of filing (the “Effective Time”) of this Certificate of Amendment to the Corporation’s Third Amended and Restated Certificate of Incorporation pursuant to the General Corporation Law of the State of Delaware, and notwithstanding any contrary provision in the Third Amended and Restated Certificate of Incorporation, each share of the Common Stock (the “Old Common Stock”) issued and outstanding or held by the Corporation in treasury immediately prior to the Effective Time shall be reclassified and subdivided into 2.8879 validly issued, fully paid and non-assessable shares of the Corporation’s common stock, $0.001 par value per share (the “New Common Stock”), without any action by the holder thereof (such change, reclassification and subdivision being referred to herein as the “Stock Split”). Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock resulting from such subdivision will be issued. In lieu of any fractional shares to which a holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of the Common Stock as determined in good faith by the board of directors of the Corporation.  Each certificate that theretofore represented shares of

Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified and subdivided; provided, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall be entitled to receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of New Common Stock to which such person is entitled pursuant to the Stock Split.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, I have signed this Certificate this 10th day of October, 2017.

/s/ Peter K. Miller
Peter K. Miller
Chief Executive Officer

[Signature Page to Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation of OptiNose, Inc.]